SUB-ITEM 77C







Results of annual meeting of shareholders

The Annual Meeting of Shareholders of Western Asset Managed Municipals Fund Inc. was held on September 26, 2014 for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:


Nominees
Common and
Preferred
Shares,
together, as a
single class
Votes For

Common and
Preferred
Shares,
together, as a
single class
VotesWithheld

Preferred
Shares Voted
for Election

Preferred
Shares
Withheld

William R.
Hutchinson
39,955,299
959,085
N/A
N/A
Riordan Roett
39,934,833
979,551
N/A
N/A
Leslie H. Gelb
N/A
N/A
7,694
213

In addition to William R. Hutchinson, Riordan Roett and Leslie H. Gelb, the other Directors of the Fund were as follows:

Carol L. Colman
Daniel P. Cronin
Paolo M. Cucchi
Kenneth D. Fuller
Eileen A. Kamerick